Investor Contact:     Richard E. Koch
						  (203) 356-3254

			    Press Contact:        William H. Werfelman
						  (203) 356-2018






			    FOR IMMEDIATE RELEASE




STAMFORD, Conn., December 16 -- Olin Corporation today announced the next step in a series of strategic actions to strengthen its winning businesses and lower costs to add value and increase competitiveness.

     John W. Johnstone, chairman and chief executive officer,

said:  "After an extensive strategic review of our businesses we are taking a series of important actions to position Olin for improved earnings.  These actions are designed to transform Olin by increasing our competitiveness, growing our winning businesses and enhancing shareholder value.  As we implement our strategy,

we will create a stronger foundation from which to grow."

     As part of this ongoing restructuring program, today's

actions consist of personnel reductions and restructuring charges for consolidations and re-alignments within divisions.  In

addition, the company is providing for future costs at sites of discontinued businesses, and environmental remediation and other charges.  As a result of these decisions the company expects to record an after-tax charge to earnings of $132 million in the fourth quarter of 1993.  These actions are expected to improve earnings and cash flow in 1994 and beyond.





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     "The Chief Executive Office and the Board of Directors, in

announcing these actions today, continue to implement the Olin

Strategy.  Throughout this multi-year process, Olin's core

strengths of manufacturing quality products and building customer relationships will be enhanced and position Olin for the future.

Today's actions, as well as our realignment of chemicals

operations announced last month, will transform Olin into a

stronger, more vital company.  These actions, combined with

continuing portfolio management, should allow the company to improve its quality of earnings and deliver sustained

profitability for the benefit of all our stakeholders," Mr.

Johnstone said.

     "Building on the 1991 streamlining program, which involved the divestiture of non-strategic and underperforming businesses,

today's actions are designed to increase the competitiveness of our key businesses and reinforce our strong market leadership positions.  We are taking additional steps to increase profit margins, minimize selling, general and administrative expenses,

and tightly manage capital spending, thus enhancing cash flow and creating shareholder value.  Based on the current outlook for our businesses, these actions should improve our earnings over 1993,

allowing us to modestly exceed current security analysts'

earnings estimates for 1994.  I expect we will have additional cost savings in the second year of this program.  Further

improvement in earnings can be achieved when pricing restoration takes place in several key product lines," Mr. Johnstone said.

     "The environmental provision recognizes future costs

associated with  environmental remediation activities.  The

provision doesn't change our previously disclosed environmental cash expenditure profile.  We continue to be conscientious in meeting our environmental responsibilities through many

initiatives, largely embodied in Responsible Care," Mr. Johnstone said.



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Major details of the charge are:



Workforce Reductions

     The company expects to reduce its salaried workforce by over

10 percent, or 600 employees, over the next two years.  In

addition, there will be minor reductions in the hourly workforce.

An early retirement incentive program is planned for the Brass and Winchester divisions, which did not participate in the

program offered in 1991.  The after-tax charge for these actions is expected to be $26 million.



Business Restructuring

     The charge provides for streamlining existing businesses by relocating and consolidating several facilities, primarily in the

Olin Electronic Materials division.  These actions are expected to improve both profitability and competitiveness.  Additionally,

a portion of the charge relates to lower estimated proceeds from asset disposals and higher costs associated with components of the 1991 streamlining program.  The company expects to record an after-tax charge of $26 million for these business

restructurings.



Discontinued Businesses and Site Maintenance Costs

     The charge for discontinued businesses includes $25 million to provide for property maintenance and security, as well as warranty and product liability expenses associated with several operations which are no longer ongoing businesses.  Also, a

previously decommissioned plant and warehouse will be

disassembled, while associated buildings will be modified to make them suitable for future leasing.



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Environmental Remediation and Other Charges

     The after-tax charge of $34 million recognizes future

environmental liabilities resulting from additional investigatory activities and more extensive remediation at sites.  An

additional after-tax charge of $15 million relates to remediation costs which Olin anticipated sharing with a third party, with whom Olin is now in litigation.  These provisions are not

expected, over the next three years, to significantly alter the anticipated cash outlays for environmental remediation.

     In addition there were various other minor charges,

including asset adjustments and long term disability costs, which total $6 million after-tax.



     Olin Corporation is a Fortune 200 company concentrated

primarily in chemicals, materials and metals, defense, sporting ammunition and aerospace.  Headquartered in Stamford,

Connecticut, Olin has 13,000 employees worldwide.









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